Exhibit 5.1

12235 El Camino Real, Suite 200 San Diego, CA 92130-3002 PHONE 858.350.2300 FAX 858.350.2399 www.wsgr.com

March 14, 2018

Innovate Biopharmaceuticals, Inc.

8480 Honeycutt Road, Suite 120

Raleigh, North Carolina 27615

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the offering for sale of (i) shares of the Company’s common stock, par value $0.0001 (“Shares”) with an aggregate initial offering price of up to $175,000,000, and (ii) up to 13,990,403 shares to be resold in one or more closings by the stockholders named in such Registration Statement (the “Selling Stockholders”).

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related Prospectus, the Company’s charter documents, as amended and amended and restated to date, resolutions adopted by the Board of Directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Innovate Biopharmaceuticals, Inc.

March 14, 2018

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, and any Prospectus Supplement, and in any amendment or supplement thereto.

Respectfully submitted,
/s/ Wilson Sonsini Goodrich & Rosati P.C.
WILSON SONSINI GOODRICH & ROSATI P.C.